Exhibit 99.1

News Release
Investor Relations and Media contacts:
Steve Himes, 678 579 3655 steve.himes@mirant.com
Audrey Emerson, 678 579 3231 audrey.emerson@mirant.com
Stockholder inquiries:
678 579 7777

May 8, 2009

Mirant Reports First Quarter 2009 Results

•	Income from continuing operations of $380 million compared to a loss from continuing operations of $154 million for the first quarter of 2008

•	Adjusted EBITDA from continuing operations of $195 million compared to adjusted EBITDA from continuing operations of $211 million for the first quarter of 2008

•	Revised 2009 adjusted EBITDA guidance from $897 million to $873 million and revised 2010 adjusted EBITDA guidance from $667 million to $609 million

ATLANTA – Mirant Corporation (NYSE: MIR) today reported income from continuing operations for the first quarter of 2009 of $380 million compared to a loss from continuing operations of $154 million for the same period in 2008. Results for 2009 include unrealized gains, principally on hedges, of $254 million compared to unrealized losses of $303 million for 2008. Per share results from continuing operations for the first quarter of 2009 were $2.62 per share, compared to a loss of $0.71 per share from continuing operations for the first quarter of 2008.

Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

(in millions except per share)	Quarter Ending March 31, 2009		Quarter Ending March 31, 2008
		Per Share [1]		Per Share [1]
Net income (loss)	$380	$2.62	$(152)	$(0.70)
Income from discontinued operations	—	—	2	0.01

Income (loss) from continuing operations	380	2.62	(154)	(0.71)
Unrealized losses (gains)	(254)	(1.75)	303	1.40
Lower of cost or market inventory adjustments, net	(12)	(0.08)	—	—
Other	1	—	9	0.04
Adjustment to GAAP EPS for dilution		—		(0.07)

Adjusted income from continuing operations	$115	$0.79	$158	$0.66

Provision for income taxes	8		—
Interest expense, net	36		20
Depreciation and amortization	36		33

Adjusted EBITDA	$195		$211

[1]

Per share amounts for 2009 are based on diluted weighted average shares outstanding of 145 million. Per share amounts for 2008 are based on basic weighted average shares outstanding of 216 million, for all amounts except adjusted income from continuing operations which is based on diluted weighted average shares outstanding of 238 million.

Mirant reported adjusted income from continuing operations of $115 million for the first quarter of 2009, or diluted earnings per share of $0.79, compared to adjusted income from continuing operations of $158 million for the same period of 2008, or diluted earnings per share of $0.66. Adjusted income from continuing operations excludes unrealized gains and losses and other non-recurring items. The quarter over quarter change resulted principally from lower realized gross margin and higher net interest expense.

Adjusted EBITDA from continuing operations for the first quarter of 2009 was $195 million, compared to adjusted EBITDA from continuing operations of $211 million for the first quarter of 2008. The change in adjusted EBITDA resulted principally from lower energy gross margins in the Mid-Atlantic region primarily because of compressed dark spreads, partially offset by higher realized value of hedges.

Net cash provided by operating activities of continuing operations for the first quarter of 2009 was $267 million compared to net cash provided by operating activities of continuing operations of $249 million for the same period in 2008.

As of March 31, 2009, the company had cash and cash equivalents of $1.905 billion, of which $424 million was restricted at Mirant North America and its subsidiaries and not available for distribution to Mirant. In addition, Mirant North America is restricted from further distributions, beyond permitted interest payable by its parent, Mirant Americas Generation, primarily because of the significant capital expenditure program underway to comply with the Maryland Healthy Air Act. Mirant does not expect the restriction on distributions to have any effect on its operations.

As of March 31, 2009, the company had total outstanding debt of $2.637 billion.

Guidance

Mirant today revised its 2009 adjusted EBITDA guidance from $897 million to $873 million and revised its 2010 adjusted EBITDA guidance from $667 million to $609 million.

Senior Management Changes

Mirant today announced executive management changes that will become effective on May 31, 2009. The following executive vice presidents will retire on that date:

Robert M. Edgell — Chief Operating Officer

James V. Iaco, Jr. — Chief Financial Officer

S. Linn Williams — General Counsel

Mr. Iaco will be succeeded as Chief Financial Officer by J. William Holden III, who is currently Senior Vice President and Treasurer. Mr. Williams will be succeeded as General Counsel by Julia A. Houston, who currently serves as Senior Vice President, Deputy General Counsel and Corporate Secretary.

Mr. Edgell’s responsibilities will be divided among the following:

Anne M. Cleary — currently Senior Vice President – Administration who will become Senior Vice President — Asset Management

James P. Garlick — Senior Vice President – Operations

John L. O’Neal — Senior Vice President and Chief Commercial Officer

These five senior vice presidents, together with Edward R. Muller, Chairman and Chief Executive Officer, to whom each will report, will constitute the Company’s executive committee.

Mirant also announced that Thomas E. Legro, Senior Vice President and Controller will retire on August 31, 2009. Angela M. Nagy, who is currently Vice President and Assistant Controller, will succeed Mr. Legro. G. Gary Garcia will succeed Mr. Holden as Treasurer, and Kevin Boudreaux will succeed Ms. Cleary as Vice President – Administration.

“Bob Edgell, Jim Iaco, Tom Legro and Linn Williams have provided invaluable leadership for Mirant for which I am extremely grateful,” said Mr. Muller. “Among their contributions has been the conscious and careful development of their successors who are well prepared for their responsibilities.”

Earnings Call

Mirant is hosting an earnings call today to discuss its first quarter 2009 financial results. The call will be held from 9:00 a.m. to 10:00 a.m., New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 888 259 8552 (International 913 312 1503) and entering pass code 9341108.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m., New York City time. A replay also will be available by dialing 888 203 1112 (International 719 457 0820) and entering the pass code 9341108.

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases approximately 10,112 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com

Regulation G Reconciliations

Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

(in millions except per share)	Quarter Ending March 31, 2009		Quarter Ending March 31, 2008
		Per Share [1]		Per Share [1]
Net income (loss)	$380	$2.62	$(152)	$(0.70)
Income from discontinued operations	—	—	2	0.01

Income (loss) from continuing operations	380	2.62	(154)	(0.71)
Unrealized losses (gains)	(254)	(1.75)	303	1.40
Severance and bonus plan for dispositions	—	—	6	0.03
Lower of cost or market inventory adjustments, net	(12)	(0.08)	—	—
Other	1	—	3	0.01
Adjustment to GAAP EPS for dilution		—		(0.07)

Adjusted income from continuing operations	$115	$0.79	$158	$0.66

Provision for income taxes	8		—
Interest expense, net	36		20
Depreciation and amortization	36		33

Adjusted EBITDA	$195		$211

[1]

Per share amounts for 2009 are based on diluted weighted average shares outstanding of 145 million. Per share amounts for 2008 are based on basic weighted average shares outstanding of 216 million, for all amounts except adjusted income from continuing operations which is based on diluted weighted average shares outstanding of 238 million.

Adjusted income from continuing operations and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted income from continuing operations and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Current Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the years ending December 31, 2009 and 2010

(in millions)	Year Ending December 31, 2009	Year Ending December 31, 2010
Net cash provided by operating activities of continuing operations	$691	$438
Emission allowance sales proceeds	23	6
Capitalized interest	(68)	(5)

Adjusted cash flow from operations	$646	$439
Interest, net (including amounts capitalized)	190	176
Income taxes paid (refund)	14	(19)
Working capital and other changes	23	13

Adjusted EBITDA	$873	$609

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Previous Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the years ending December 31, 2009 and 2010

(in millions)	Year Ending December 31, 2009	Year Ending December 31, 2010
Net cash provided by operating activities of continuing operations	$697	$467
Emission allowance sales proceeds	27	11
Capitalized interest	(75)	(7)

Adjusted cash flow from operations	$649	$471
Interest, net (including amounts capitalized)	187	176
Income taxes paid	13	4
Working capital and other changes	48	16

Adjusted EBITDA	$897	$667

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity (the “electricity industry”); changes in state, federal and other regulations affecting the electricity industry (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s plants to perform as expected, including outages for unscheduled maintenance or repair; environmental regulations that restrict Mirant’s ability or render it uneconomic to operate our business, including regulations related to the emission of CO2 and other greenhouse gases; increased regulation that limits Mirant’s access to adequate water supplies and landfill options needed to support power generation or that increases the cost of cooling water, ash and other byproduct handling, transport, and off-site disposal options; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity and other commodities in the energy markets and the extent and timing of the entry of additional competition in our markets; continued poor economic and financial market conditions, including impacts on financial institutions and other current and potential counterparties and negative impacts on liquidity in the power and fuel markets in which Mirant and its subsidiaries hedge and transact; increased credit standards, margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts that are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market conditions and liquidity or other commodity market conditions, which may affect

Mirant’s ability to engage in asset management, proprietary trading and fuel oil management activities as expected, or result in material extraordinary gains or losses from open positions; deterioration in the financial condition of Mirant’s counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations due to Mirant beyond collateral posted; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses resulting from such hazards or the inability of our insurers to provide agreed upon coverage; price mitigation strategies employed by ISOs or RTOs that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generation units adequately for all their costs; changes in the rules used to calculate capacity and energy payments; legal and political challenges to the rules used to calculate capacity, energy and ancillary services payments in the markets in which we operate; volatility in Mirant’s gross margin as a result of Mirant’s accounting for derivative financial instruments used in its asset management, proprietary trading and fuel oil management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management, proprietary trading and fuel oil management activities; Mirant’s ability to enter into intermediate and long-term contracts to sell power and to obtain adequate supply and delivery of fuel for our facilities, at our required specifications and on terms and prices acceptable to it; the failure to utilize new or advancements in power generation technologies; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; the potential limitation or loss of Mirant’s net operating losses notwithstanding the implementation of a stockholder rights plan; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; Mirant’s ability to obtain or develop capable leaders and our ability to retain or replace the services of key employees; weather and other natural phenomena, including hurricanes and earthquakes; the cost and availability of emissions allowances; curtailment of operations due to transmission constraints; Mirant’s inability to complete construction and obtain permits necessary to operate emissions reduction equipment by January 2010 to meet the requirements of the Maryland Healthy Air Act, which may result in reduced unit operations and reduced cash flows and revenues from operations; Mirant’s ability to execute its business plan in California, including entering into long-term power sales agreements for new generating facilities at its existing sites and entering into new tolling arrangements in respect of its existing generating facilities; Mirant’s relative lack of geographic diversification in revenue sources resulting in concentrated exposure to the Mirant Mid-Atlantic market; the ability of lenders under Mirant North America’s revolving credit facility to perform their obligations; war, terrorist activities, cyberterrorism and inadequate cybersecurity, or the occurrence of a catastrophic loss; the failure to provide a safe working environment for Mirant’s employees and visitors thereby increasing Mirant’s exposure to additional liability, loss of productive time, other costs, and a damaged reputation; Mirant’s consolidated indebtedness and the possibility that Mirant or its subsidiaries may incur additional indebtedness in the future; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America contained in its financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flow of those subsidiaries to make debt service and other payments; the failure to understand, comply with, or monitor provisions of our loan agreements and debt may lead to a breach and, if not remedied, result in an event of default thereunder, which would limit access to needed capital and damage Mirant’s reputation and relationships with financial institutions; and the disposition of the pending litigation described in Mirant’s Form 10-Q for the quarter ended March 31, 2009, filed with the Securities and Exchange Commission.

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.